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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Citicorp:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 ("Registration Statement") of Citicorp and Commercial Credit Company of our report dated January 25, 1999, relating to the consolidated balance sheets of Citicorp and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 1998 and 1997, which report is included in the 1998 Annual Report on Form 10-K of Citicorp and to the reference to our firm under the heading "Experts" in the Registration Statement.


/s/ KPMG LLP


New York, New York
July 26, 1999